EXHIBIT 99.1

Toga Limited Reports2019 and 2020 Unaudited Year End Financial Results

Los Angeles – February 5, 2021 – Toga Limited, a Nevada corporation (OTC: TOGL) today announces its un-audited financial results for fiscal years ended July 31, 2020 and 2019.

Year-End 2020 and 2019 Unaudited Financial Highlights

The company is posting its Unaudited financial results as of and for the year ended July 31, 2020 along with its unaudited, as restated financial results as of and for the year ended July 31, 2019.

Results of Operations

Fiscal Year Ended July 31, 2020 (Unaudited) Compared to Fiscal Year Ended July 31, 2019 (Unaudited) (As restated)

	Year ended
	July 31,
	2020 (Unaudited)	2019 (Unaudited) (As restated)	Change	%
Revenue	$16,488,953	$5,888,234	$10,600,719	180.0%
Cost of Goods Sold	10,347,848	1,729,748	8,618,100	498.2%
Gross Profit (Loss)	$6,141,105	$4,158,486	$1,982,619	47.7%
Gross Margin	37.24%	70.62%

Gross Margin by product for the year ended July 31, 2020(Unaudited)

	Product Sales	Advertising	Royalty Fee	Yippi	TogaGo	Total
Revenue	$7,945,893	$801,034	$400,000	$6,353,451	$988,575	$16,488,953
Cost of Goods Sold	3,901,950	-	-	5,531,377	914,521	10,347,848
Gross Profit (Loss)	$4,043,943	$801,034	$400,000	$822,074	$74,054	$6,141,105
Gross Margin	50.89%	100.00%	100.00%	12.94%	7.49%	37.24%

Gross Margin by product for the year ended July 31, 2019 (Unaudited)(as restated)

							Software Maintenance
	Product		Royalty	Management			&
	Sales	Advertising	Fee	Fee	Yippi	TogaGo	Subscription	Total
Revenue	$4,273,252	$190,400	$240,000	$1,072,630	$-	$-	$111,952	$5,888,234
Cost of Goods Sold	379,237	-	-	-	1,337,477	13,034	-	1,729,748
Gross Profit (Loss)	$3,894,015	$190,400	$240,000	$1,072,630	$(1,337,477)	$(13,034)	$111,952	$4,158,486
Gross Margin	91.13%	100.00%	100.00%	100.00%	-	-	100.00%	70.62%

Revenue increased by approximately $10.6 million in the year ended July 31, 2020, compared to the prior year period, driven by a $6.4 million increase in Yippi in-app purchases, a $989,000 increase in TogaGo platform sales, and a $3.7 million increase in direct marketing network revenue.

Gross profit also increased by approximately $2.0 million in the year ended July 31, 2020, compared to the prior year period, due to the new business lines. We invested significantly in staff and infrastructure, which was in the early implementation stage, but management expects reductions in our general and administrative expenses as a percentage of revenue going forward.

	Year ended
	July 31,
	2020 (Unaudited)	2019 (Unaudited) (As restated)	Change	%
Operating expenses:
General and administrative expenses	$6,748,888	3,183,220	3,565,668	112.0%
Salaries and wages	6,515,159	13,074,717	(6,559,558)	(50.2)%
Professional fees	2,457,035	1,110,236	1,346,799	121.3%
Depreciation	278,247	93,426	184,821	197.8%
Total operating expenses	15,999,329	17,461,599	(1,462,270)	(8.4)%
Loss from Operations	(9,858,224)	(13,303,113)	3,444,889	(25.9)%
Other Income (Expense)	560,044	3,246,419	(2,686,375)	(82.7)%
Net Loss	$(9,868,611)	(10,212,214)	343,603	(3.4)%

Net loss decreased by approximately $344,000, or 3.4%, in the year ended July 31, 2020, compared to the prior year period, due to an increase in gross profit offset by a decrease in other income of $2.7 million and a decrease in loss from operations primarily attributed to the decreases in salary and wages, including stock-based compensation, offset by an increase in general and administrative expenses of approximately $3.6 million.

Liquidity and Capital Resources

	July 31,	July 31,
	2020 (Unaudited)	2019 (Unaudited) (As restated)	Change	%
Cash and cash equivalents	$9,374,314	$14,916,556	$(5,542,242)	(37.2%)
Total Assets	$18,026,404	$23,554,425	$(5,528,021)	(23.5%)
Total Liabilities	$10,269,467	$9,049,782	$1,219,685	13.5%
Working Capital	$3,270,210	$10,080,247	$(6,810,037)	(67.6%)

As of July 31, 2020, our total assets were $18.0 million, and our total liabilities were $10.0 million. Liabilities were comprised primarily of current liabilities of $10.3 million, of which included accounts payable and accrued liabilities of $3.5 million and deferred revenue of $6.6 million.

Our stockholders’ equity decreased from $14.7 million as of July 31, 2019 to $7.8 million as of July 31, 2020.

We had $9.4 million in cash as of July 31, 2020, and we had assets to meet ongoing expenses or debts that may accumulate. Accumulated deficit was $34.5 million as of July 31, 2020, compared to accumulated deficit of approximately $24.6 million as of July 31, 2019.

Our working capital decreased by $6.8 million to $3.3 million at July 31, 2020, as compared to $10.1 million at July 31, 2019, due primarily to the decrease in our current assets, consisting of a decrease in cash and cash equivalents of $5.5 million and prepaid expense and other current assets of $2.8 million, and the increase in our current liabilities, consisting of an increase in and deferred revenue of $1.8 million.

Cash Flow

	Year ended
	July 31,		Change
	2020 (Unaudited)	2019 (Unaudited) (As restated)	Amount	%
Cash Flows provided by (used in) operating activities	$(5,345,401)	$2,729,719	$(8,075,120)	(295.8%)
Cash Flows (used in) investing activities	(351,600)	(372,077)	20,477	(5.5%)
Cash Flows provided by (used in) financing activities	(36,616)	11,371,008	(11,407,624)	(100.3%)
Effects on changes in foreign exchange rate	191,375	123,234	68,141	55.3%
Net change in cash and cash equivalents during period	$(5,542,242)	$1,064,572	$(6,606,814)	(620.6%)

Cash Flow from Operating Activities

As of July 31, 2020, we had not generated positive cash flow from operating activities. For the year ended July 31, 2020, net cash flows used in operating activities was $5.3 million compared to $2.7 provided by operating activities during the year ended July 31, 2019. Cash flows provided by operating activities for the year ended July 31, 2020 was comprised of a net loss of $9.9 million, which was offset by non-cash expenses of $4.2 million, of which $3.5 million for loss on for stock-based compensation, and a net change in working capital of $2.8 million. Cash flows provided by operating activities for the year ended July 31, 2019 was comprised of a net loss of $10.2 million, which was increased by non-cash income of $3.2 million for gain on sale of digital currency, and was offset by non-cash expenses of $93,000 for depreciation, $11.1 million for stock-based compensation, and a net change in working capital of $5.0 million.

Cash Flows from Investing Activities

During the year ended July 31, 2020, we used $351,000 for the purchase of property and equipment. During the year ended July 31, 2019, we used $372,000 in investing activities for the purchase of property and equipment.

Cash Flows from Financing Activities

We have financed our operations primarily from either advances and loans from related and third parties or the issuance of equity instruments. For the year ended July 31, 2020, net cash used in financing activities was $37,000, consisting of proceeds from subscription receivable and proceeds from related parties of $224,000, offset by repayment to related parties of $107,000 and redemption of stock options of $157,000. For the year ended July 31, 2019, net cash provided by financing activities was $11.4 million, consisting of proceeds from the sale of shares of our Common Stock of $2.1 million, and proceeds from sales of digital currency of $9.5 million, offset by repayment to related parties of $185,000.